Exhibit 3

(Face of Security)

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE GSFC 2008 INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE GSFC 2008 INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO GS FINANCE CORP. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THE PERSON MAKING THE DECISION TO ACQUIRE THIS SECURITY SHALL BE DEEMED, ON BEHALF OF ITSELF AND THE HOLDER, BY ACQUIRING AND HOLDING THIS SECURITY OR EXERCISING ANY RIGHTS RELATED THERETO, TO REPRESENT THAT:

(i) THE FUNDS THAT THE HOLDER IS USING TO ACQUIRE THIS SECURITY ARE NOT THE ASSETS OF AN EMPLOYEE BENEFIT PLAN SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), A PLAN DESCRIBED IN AND SUBJECT TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), A GOVERNMENTAL PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW THAT IS SIMILAR TO THE PROVISIONS OF SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE, OR AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE “PLAN ASSETS” BY REASON OF DEPARTMENT OF LABOR REGULATION SECTION 2510.3-101, AS MODIFIED BY SECTION 3(42) OF ERISA, OR OTHERWISE; OR

(ii)(A) THE HOLDER WILL RECEIVE NO LESS AND PAY NO MORE THAN “ADEQUATE CONSIDERATION” (WITHIN THE MEANING OF SECTION 408(B)(17) OF ERISA AND SECTION 4975(F)(10) OF THE CODE) IN CONNECTION WITH THE PURCHASE AND HOLDING OF THIS SECURITY; (B) NONE OF THE PURCHASE, HOLDING OR DISPOSITION OF THIS SECURITY OR THE EXERCISE OF ANY RIGHTS RELATED TO THE SECURITY WILL RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER ERISA OR THE CODE (OR WITH RESPECT TO A GOVERNMENTAL PLAN, UNDER ANY SIMILAR APPLICABLE LAW OR REGULATION); AND (C) NEITHER THE GOLDMAN SACHS GROUP, INC. NOR ANY OF ITS AFFILIATES IS A “FIDUCIARY” (WITHIN THE

MEANING OF SECTION 3(21) OF ERISA OR, WITH RESPECT TO A GOVERNMENTAL PLAN, UNDER ANY SIMILAR APPLICABLE LAW OR REGULATION) WITH RESPECT TO THE PURCHASER OR HOLDER IN CONNECTION WITH SUCH PERSON’S ACQUISITION, DISPOSITION OR HOLDING OF THIS SECURITY, OR AS A RESULT OF ANY EXERCISE BY THE GOLDMAN SACHS GROUP, INC. OR ANY OF ITS AFFILIATES OF ANY RIGHTS IN CONNECTION WITH THE SECURITY, AND NEITHER THE GOLDMAN SACHS GROUP, INC. NOR ANY OF ITS AFFILIATES HAS PROVIDED INVESTMENT ADVICE IN CONNECTION WITH SUCH PERSON’S ACQUISITION, DISPOSITION OR HOLDING OF THIS SECURITY.

BY PURCHASING THIS SECURITY, THE HOLDER AGREES TO CHARACTERIZE THIS SECURITY FOR ALL U.S. FEDERAL INCOME TAX PURPOSES AS PROVIDED IN SECTION 13 ON THE FACE OF THIS SECURITY.

THIS SECURITY IS NOT A BANK DEPOSIT AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR IS IT AN OBLIGATION OF, OR GUARANTEED BY, A BANK.

THIS SECURITY BEEN DEVELOPED SOLELY BY GS FINANCE CORP. THIS SECURITY IS NOT IN ANY WAY CONNECTED TO OR SPONSORED, ENDORSED, SOLD OR PROMOTED BY THE LONDON STOCK EXCHANGE GROUP PLC AND ITS GROUP UNDERTAKINGS (COLLECTIVELY, THE “LSE GROUP”). FTSE RUSSELL IS A TRADING NAME OF CERTAIN OF THE LSE GROUP COMPANIES.

ALL RIGHTS IN THE RUSSELL 1000® GROWTH INDEX (THE “INDEX”) VEST IN FTSE RUSSELL. “FTSE RUSSELL®”, “RUSSELL 1000® GROWTH INDEX” AND “RUSSELL 3000® INDEX” ARE TRADEMARKS OF FTSE RUSSELL AND ARE USED BY ANY OTHER LSE GROUP COMPANY UNDER LICENSE.

THE INDEX IS CALCULATED BY OR ON BEHALF OF FTSE INTERNATIONAL LIMITED OR ITS AFFILIATE, AGENT OR PARTNER. THE LSE GROUP DOES NOT ACCEPT ANY LIABILITY WHATSOEVER TO ANY PERSON ARISING OUT OF (A) THE USE OF, RELIANCE ON OR ANY ERROR IN THE INDEX OR (B) INVESTMENT IN OR OPERATION OF THE NOTES. THE LSE GROUP MAKES NO CLAIM, PREDICTION, WARRANTY OR REPRESENTATION EITHER AS TO THE RESULTS TO BE OBTAINED FROM THE NOTES OR THE SUITABILITY OF THE INDEX FOR THE PURPOSE TO WHICH IT IS BEING PUT BY GS FINANCE CORP.

CUSIP No. 362273302

GS FINANCE CORP.

MEDIUM-TERM NOTES, SERIES E

FULLY AND UNCONDITIONALLY GUARANTEED BY

THE GOLDMAN SACHS GROUP, INC.

Large Cap Growth Index-Linked ETNs due 2028

The following terms apply to this Security. Capitalized terms that are not defined the first time they are used in this Security shall have the meanings indicated elsewhere in this Security.

Face Amount: $                in the aggregate on the Original Issue Date.

Principal Amount: on the Stated Maturity Date, subject to (i) Redemption at the Option of the Company as provided in Section 3 on the face of this Security, (ii) Redemption at the Option of the Holder as provided in Section 4 on the face of this Security and (iii) Automatic Redemption as provided in Section 5 on the face of this Security, the Company will pay the Holder for each $100 of the Outstanding Face Amount an amount, if any, in cash equal to the Payment at Maturity.

Payment at Maturity: (i) the Closing Indicative Note Value on the Final Valuation Date minus (ii) the Settlement Fee on the Final Valuation Date, all as provided on the face of this Security.

Index: the Russell 1000® Growth Total Return Index, or any Successor Index, as it may be modified, replaced or adjusted from time to time, as provided on the face of this Security.

Defeasance: neither full defeasance nor covenant defeasance applies to this Security.

Calculation Agent: Goldman Sachs & Co. LLC

Redemption and Repayment: this Security is subject to (i) Redemption at the Option of the Company as provided in Section 3 on the face of this Security, (ii) Redemption at the Option of the Holder as provided in Section 4 on the face of this Security and (iii) Automatic Redemption as provided in Section 5 on the face of this Security.

OTHER TERMS:

All terms used in this Security that are not defined in this Security but are defined in the GSFC 2008 Indenture referred to on the reverse of this Security shall have the meanings assigned to them in the GSFC 2008 Indenture. References in this Security to numbered Sections are to numbered Sections on the face of this Security, unless the context requires otherwise. Section headings on the face of this Security are for convenience only and shall not affect the construction of this Security.

“3-Month USD LIBOR” means, on any day, the 3-month London Interbank Offered Rate for deposits in U.S. dollars as it appears on the Reuters Screen LIBOR Page (or any successor or replacement service or page thereof) at 11:00 a.m., London time on such day (or, if such day is not a London Business Day, the immediately preceding London Business Day). If the Calculation Agent determines, on a day on which 3-Month USD LIBOR is scheduled to be determined, that 3-Month USD LIBOR has been discontinued, then the Calculation Agent will use a substitute or successor rate that it has determined in its sole discretion is most comparable to 3-Month USD LIBOR, provided that if the Calculation Agent determines there is an industry-accepted successor rate, then the Calculation Agent shall use such successor rate. If the Calculation Agent has determined a substitute or successor rate in accordance with the foregoing, the Calculation Agent in its sole discretion may determine the definition of Business Day, and any other relevant methodology for calculating such substitute or successor rate, including any adjustment factor needed to make such substitute or successor rate comparable to 3-Month USD LIBOR, in a manner that is consistent with industry-accepted practices for such substitute or successor rate. Unless the Calculation Agent uses a substitute or successor rate as so provided, if 3-Month USD LIBOR cannot be determined in the manner described above, then:

•	If 3-Month USD LIBOR does not appear on the Reuters Screen LIBOR Page on any day, then the Calculation Agent will determine 3-Month USD LIBOR on the basis of the rates at which deposits in U.S. dollars are offered by four major banks in the London interbank market at approximately 11:00 a.m., London time, on such London Business Day to prime banks in the London interbank market for a period of three months commencing in two London Business Days and in a Representative Amount. The Calculation Agent will request the principal London office of each of the four major banks in the London interbank market to provide a quotation of its rate. If at least two such quotations are provided, 3-Month USD LIBOR for such London Business Day will be the arithmetic mean of the quotations.
•

If fewer than two quotations are provided as requested, 3-Month USD LIBOR for such London Business Day will be the arithmetic mean of the rates quoted by major banks in New York City, selected by the Calculation Agent, at approximately 11:00 a.m., New York City time, on such London Business Day for loans in U.S. dollars to leading European banks for a period of three months commencing in two London Business Days and in a Representative Amount.
•	If no quotation is provided, then the Calculation Agent, after consulting such sources as it deems comparable to any of the foregoing quotations or display page, or any such source as it deems reasonable from which to estimate 3-Month USD LIBOR or any of the foregoing lending rates, shall determine 3-Month USD LIBOR for the applicable day in its sole discretion.

“Asset Position” means, (i) on the Initial Valuation Date, $200 and (ii) on any Valuation Date other than the Initial Valuation Date, the sum of (a) the product of (1) the Asset Position on the immediately preceding Valuation Date times (2) the Index Performance Factor on the current Valuation Date plus (b) the Rebalancing Amount (if any) on the current Valuation Date.

“Authorized Denomination” means, with respect to this Security, $100 or any integral multiple of $100 in excess thereof.

“Automatic Redemption Event” means, if, at any time on any Valuation Date prior to the Final Valuation Date, the Intraday Level of the Index is equal to or less than the Automatic Redemption Trigger.

“Automatic Redemption Event Date” means the Valuation Date on which the Automatic Redemption Event occurs.

“Automatic Redemption Index Performance Factor” means (i) if an Automatic Redemption Event occurs prior to 2:30 p.m., New York City time, or at or after 3:30 p.m., New York City time, on the Automatic Redemption Event Date, the quotient of (a) the Index VWAP Level divided by (b) the Closing Level of the Index on the Valuation Date immediately preceding the Automatic Redemption Event Date or (ii) if an Automatic Redemption Event occurs at or after 2:30 p.m., New York City time, but prior to 3:30 p.m., New York City time, on the Automatic Redemption Event Date, the quotient of (a) the Closing Level of the Index on the Automatic Redemption Event Date divided by (b) the Closing Level of the Index on the Valuation Date immediately preceding the Automatic Redemption Event Date.

“Automatic Redemption Note Value” means the result of (i) the product of (a) the Asset Position on the Valuation Date immediately preceding the Automatic Redemption Event Date times (b) the Automatic Redemption Index Performance Factor minus (ii) the Financing Level on the Automatic Redemption Event Date, subject to a minimum of $0.00.

“Automatic Redemption Trigger” means, at any time on any Valuation Date, 70.00% of the Closing Level of the Index on the immediately preceding Rebalancing Date (or, in the case of any time on any Valuation Date that is on or prior to the first Rebalancing Date, 70.00% of the Closing Level of the Index on the Initial Valuation Date).

“Automatic Redemption Valuation Date” means the Automatic Redemption Event Date, provided that if (i) a Market Disruption Event occurs after the occurrence of the Automatic Redemption Event but before the determination of the Automatic Redemption Note Value and (ii) such Market

Disruption Event is continuing at 3:30 p.m., New York City time, on the Automatic Redemption Event Date, the Automatic Redemption Valuation Date will be the first following Valuation Date on which the Calculation Agent determines that a Market Disruption Event does not occur and is not continuing. In no event, however, will the Automatic Redemption Valuation Date be postponed by more than thirty calendar days. If the Automatic Redemption Valuation Date is postponed to the last possible day, but a Market Disruption Event occurs or is continuing on that day, that day will nevertheless be the Automatic Redemption Valuation Date.

“Available Float Shares” means, for each Index Stock on any applicable Valuation Date, the result, as published by the Index Sponsor, of (i) the total shares of such Index Stock outstanding minus (ii) the shares of such Index Stock held by control holders.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York City generally are authorized or obligated by law, regulation or executive order to close.

“Closing Indicative Note Value” means, (i) with respect to the Initial Valuation Date, $100 and (ii) with respect to any Valuation Date other than the Initial Valuation Date, (a) the Asset Position on such Valuation Date minus (b) the Financing Level on such Valuation Date, subject to a minimum of $0.00.

“Closing Level of the Index” means, on any Trading Day, the closing level of the Index or any Successor Index reported by Bloomberg Financial Services, or any successor reporting service the Company may select, on such Trading Day for the Index. As of the Original Issue Date, whereas the Index Sponsor for the Index publishes the official closing level of the Index to six decimal places, Bloomberg Financial Services reports the closing level to fewer decimal places.

“Daily Investor Fee” means, (i) on the Initial Valuation Date, $0.00 and (ii) on any Valuation Date other than the Initial Valuation Date, the product of (a) the sum of (1) the product of (x) the Financing Level on the immediately preceding Rebalancing Date (or if none, the Inception Date) times (y) the Financing Fee Rate plus (2) the product of (x) 0.65% per annum times (y) 50% times (z) the Asset Position on the immediately preceding Valuation Date times (b) the quotient of (1) the number of calendar days from, but excluding, the immediately preceding Valuation Date to, and including, the current Valuation Date divided by (2) 360. In no case will the Daily Investor Fee be negative. Notwithstanding the foregoing, if a Redemption Valuation Date, the Automatic Redemption Valuation Date or the Final Valuation Date is

postponed as described under “Redemption Valuation Date” below, “Automatic Redemption Valuation Date” above or “Final Valuation Date” below, the Daily Investor Fee with respect to the portion of this Security being redeemed will only accrue during the first five Trading Days of such postponement.

“Default Amount” means, on any day (except as provided in the last sentence under “Default Quotation Period” below), an amount, in U.S. dollars, equal to the cost of having a Qualified Financial Institution expressly assume, as of such day, the due and punctual payment of the principal of and any interest on this Security, and the performance or observance of every covenant hereof and of the GSFC 2008 Indenture on the part of the Company to be performed or observed with respect to this Security as of that day and as if no default or acceleration had occurred (or to undertake other obligations providing substantially equivalent economic value to the Holder of this Security as the Company’s obligations hereunder). Such cost will equal (i) the lowest amount that a Qualified Financial Institution (selected as provided below) would charge to effect such assumption (or undertaking) plus (ii) the reasonable expenses (including reasonable attorneys’ fees) incurred by the Holder of this Security in preparing any documentation necessary for such assumption (or undertaking). During the Default Quotation Period, each Holder of this Security and the Company may request a Qualified Financial Institution to provide a quotation of the amount it would charge to effect such assumption (or undertaking) and must notify the other in writing of such quotation. The amount referred to in clause (i) of this paragraph will equal the lowest (or, if there is only one, the only) quotation so obtained, and as to which notice is so given, during the Default Quotation Period; provided, however, that, with respect to any quotation, the party not obtaining such quotation may object, on reasonable and significant grounds, to the effectuation of such assumption (or undertaking) by the Qualified Financial Institution providing such quotation and notify the other party in writing of such grounds within two Business Days after the last day of the Default Quotation Period, in which case such quotation will be disregarded in determining the Default Amount.

“Default Quotation Period” will be the period beginning on the day the Default Amount first becomes due and payable and ending on the third Business Day after such due day, unless no such quotation is so obtained, or unless every such quotation so obtained is objected to within five Business Days after such due day as provided above, in which case the Default Quotation Period will continue until the third Business Day after the first Business Day on which prompt notice is given of such a quotation as provided above, unless such quotation is objected to as provided above within five Business Days after such first Business Day, in which case the Default Quotation Period will continue as provided in this sentence. Notwithstanding the foregoing, if the Default Quotation Period (and the subsequent two Business Day objection period) has not ended prior to the Determination Date, then the Default Amount will equal the Principal Amount.

“Final Valuation Date” means March 29, 2028, unless the Calculation Agent determines that a Market Disruption Event occurs or is continuing on March 29, 2028 or if March 29, 2028 is not otherwise a Trading Day. In that event, the Final Valuation Date will be the first following Trading Day on which the Calculation Agent determines that a Market Disruption Event does not occur and is not continuing. In no event, however, will the Final Valuation Date be postponed by more than thirty calendar days. If the Final Valuation Date is postponed to the last possible day, but a Market Disruption Event occurs or is continuing on that day or that day is not a Trading Day, that day will nevertheless be the Final Valuation Date.

“Financing Fee Rate” means, (i) prior to and including the first Quarterly Rebalancing Date, 3.12175% or (ii) on any Valuation Date after the first Quarterly Rebalancing Date, the sum of (a) 0.81% per annum plus (b) 3-Month USD LIBOR calculated on the immediately preceding Quarterly Rebalancing Date.

“Financing Level” means, (i) on the Initial Valuation Date, $100 or (ii) on any Valuation Date other than the Initial Valuation Date, the sum of (a) the Financing Level on the immediately preceding Valuation Date plus (b) the Daily Investor Fee on the current Valuation Date plus (c) the Rebalancing Fee (if any) on the current Valuation Date plus (d) the Rebalancing Amount (if any) on the current Valuation Date.

“Holder Redemption Requirements” means, with respect to each redemption by the Holder of a portion or all of the Outstanding Face Amount, the requirements set forth in Section 4 on the Face of this Security.

“Inception Date” means March 29, 2018.

“Index Divisor” means, on any applicable Valuation Date, a value calculated and published by the Index Sponsor that is intended to maintain conformity in Index values over time.

“Index Performance Factor” means, (i) on the Initial Valuation Date, 1 or (ii) on any Valuation Date other than the Initial Valuation Date, the quotient of (a) the Closing Level of the Index on the current Valuation Date divided by (b) the Closing Level of the Index on the immediately preceding Valuation Date.

“Index Sponsor” means, at any time, the Person or entity, including any successor sponsor, that determines and publishes the Index as then in effect.

“Index Stocks” means, at any time, the stocks that comprise the Index as then in effect, after giving effect to any additions, deletions or substitutions.

“Index VWAP Level” means, on any applicable Valuation Date, the sum of the products, as calculated for each Index Stock, of (i) the VWAP of such Index Stock times (ii) the quotient of (a) the Available Float Shares of such Index Stock on such Valuation Date divided by (b) the Index Divisor on such Valuation Date.

“Initial Leverage Factor” means 2.

“Initial Valuation Date” means the Inception Date.

“Intraday Level of the Index” means, at any time on any Trading Day, the level of the Index or any Successor Index reported by Bloomberg Financial Services, or any successor reporting service the Company may select, at such time on such Trading Day for the Index. As of the Original Issue Date, whereas the Index Sponsor for the Index publishes the official level of the Index to six decimal places, Bloomberg Financial Services reports the level to fewer decimal places.

“Leverage Factor” means, on any Valuation Date, the quotient of (i) the Asset Position on such Valuation Date divided by (ii) the Closing Indicative Note Value on such Valuation Date.

“London Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in London generally are authorized or obligated by law, regulation or executive order to close and is also a day on which dealings in U.S. dollars are transacted in the London Interbank market.

“Loss Rebalancing Date” means the first Valuation Date immediately following any Valuation Date on which a Loss Rebalancing Event occurs, provided that if the Calculation Agent determines that a Market Disruption Event occurs or is continuing on that day or that day is not otherwise a Trading Day, the Loss Rebalancing Date will be the first following Trading Day on which the Calculation Agent determines that a Market Disruption Event does not occur and is not continuing. In no event, however, will the Loss Rebalancing Date be postponed by more than five Trading Days. If the Loss Rebalancing Date is postponed to the last possible day, but a Market Disruption Event occurs or is continuing on that day or that day is not a Trading Day, that day will nevertheless be the Loss Rebalancing Date.

“Loss Rebalancing Event” means if, on any Valuation Date that is not a Rebalancing Date, the Closing Level of the Index is equal to or less than the Loss Rebalancing Trigger.

“Loss Rebalancing Trigger” means, on any Valuation Date, 80.00% of the Closing Level of the Index on the immediately preceding Rebalancing Date or, prior to the first Rebalancing Date, 80.00% of the Closing Level of the Index on the Initial Valuation Date.

“Market Disruption Event” means with respect to any given Trading Day, (i) a suspension, absence or material limitation of trading in Index Stocks constituting 20% or more, by weight, of the Index on their respective primary markets, in each case for more than two consecutive hours of trading or during the one-half hour before the close of trading in such market; (ii) a suspension, absence or material limitation of trading in option or futures contracts relating to the Index or to Index Stocks constituting 20% or more, by weight, of the Index in the respective primary markets for those contracts, in each case for more than two consecutive hours of trading or during the one-half hour before the close of trading in such market; or (iii) Index Stocks constituting 20% or more, by weight, of the Index, or option or futures contracts, if available, relating to the Index or to Index Stocks constituting 20% or more, by weight, of the Index are not trading on what were the respective primary markets for those Index Stocks or contracts or are subject to a material reduction in trading volume, in each case (i), (ii) and (iii), as determined by the Calculation Agent in its sole discretion; provided, however, that no such event described in clauses (i), (ii) or (iii) will be a Market Disruption Event unless the Calculation Agent also determines in its sole discretion that such event could materially interfere with the ability of the Company or any of its Affiliates or a similarly situated Person to unwind all or a material portion of a hedge that could be effected with respect to this Security. For purposes of determining whether a Market Disruption Event has occurred, (a) a limitation on the hours or numbers of days of trading in the relevant market will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of such market, (b) a decision to permanently discontinue trading in option or futures contracts relating to the Index or to any Index Stock will not constitute a Market Disruption Event, (c) a suspension or limitation of trading in an Index Stock or in option or futures contracts, if available, relating to the Index , or any Index Stock in the primary market for such Index Stock or such contracts, by reason of (1) a price change exceeding limits set by such market, (2) an imbalance of orders relating to the Index Stock or such contracts or (3) a disparity in bid and ask quotes relating to the Index Stock or such contracts, will, in each case (1), (2) and (3), constitute a suspension or material limitation of trading in the Index Stock or such contracts, (d) an absence of trading in the primary market on which an Index Stock is traded, or on which option or futures contracts relating to the Index or to an Index Stock are traded, will not include any time when such market is itself closed for trading under ordinary circumstances, and (e) a “material reduction in trading volume” will be deemed to occur on a Trading Day at any time that the reported trading volume on that Trading Day falls below 75% of the trailing 30 Trading Day average trading volume (“30-day ADTV”), where the 30-day ADTV is adjusted by a ratio of the elapsed hours in such Trading Day divided by the total number of scheduled hours for such Trading Day.

“Notice of Redemption” means a properly completed and signed notice substantially in the form attached as a “Form of Notice of Redemption at the Option of the Holder” to the Company’s Prospectus Supplement No. 3,160 dated March 29, 2018, relating to this Security (or such other form as is acceptable to the Calculation Agent, the Company and the Guarantor). Once given, a Notice of Redemption may not be revoked.

“Original Issue Date” means April 3, 2018.

“Primary Exchange” means, for each Index Stock, the exchange on which such Index Stock has its primary listing, as determined by the Calculation Agent.

“Qualified Financial Institution” means, at any time, a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan that at such time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and that is, or whose securities are, rated either A-1 or higher by Standard & Poor’s Ratings Services (or any successor) or P-1 or higher by Moody’s Investors Service, Inc. (or any successor) or, in either case, such other comparable rating, if any, then used by such rating agency.

“Quarterly Rebalancing Calculation Date” means the last Valuation Date of each March, June, September and December, commencing in June 2018 and ending in December 2027.

“Quarterly Rebalancing Date” means the first Valuation Date immediately following each Quarterly Rebalancing Calculation Date, unless the Calculation Agent determines that a Market Disruption Event occurs or is continuing on that day or that day is not otherwise a Trading Day. In that event, the Quarterly Rebalancing Date will be the first following Trading Day on which the Calculation Agent determines that a Market Disruption Event does not occur and is not continuing. In no event, however, will the Quarterly Rebalancing Date be postponed by more than five Trading Days. If the Quarterly Rebalancing Date is postponed to the last possible day, but a Market Disruption Event occurs or is continuing on that day or that day is not a Trading Day, that day will nevertheless be the Quarterly Rebalancing Date.

“Rebalancing Amount” means, (i) on any Valuation Date that is not a Rebalancing Date, $0.00 or (ii) on any Valuation

Date that is a Rebalancing Date, the product of (a) the result of (1) the product of (x) 2 times (y) the Closing Indicative Note Value on the immediately preceding Valuation Date on which a Loss Rebalancing Event occurs or the immediately preceding Quarterly Rebalancing Calculation Date (whichever is more recent) minus (2) the Asset Position on the immediately preceding Valuation Date on which a Loss Rebalancing Event occurs or the immediately preceding Quarterly Rebalancing Calculation Date (whichever is more recent) times (b) the quotient of (x) the Closing Level of the Index on the current Rebalancing Date divided by (y) the Closing Level of the Index on the immediately preceding Valuation Date on which a Loss Rebalancing Event occurs or the immediately preceding Quarterly Rebalancing Calculation Date (whichever is more recent).

“Rebalancing Date” means either a Quarterly Rebalancing Date or Loss Rebalancing Date.

“Rebalancing Fee” means, (i) on any Valuation Date that is not a Rebalancing Date, $0.00 or (ii) on any Valuation Date that is a Rebalancing Date, the product of (a) the Rebalancing Fee Rate times (b) the absolute value of the Rebalancing Amount on such Rebalancing Date, provided that in no case will the Rebalancing Fee be negative.

“Rebalancing Fee Rate” means 0.06%.

“Redemption Date” means, (i) with respect to Redemption at the Option of the Holder and Redemption at the Option of the Company, the third Business Day following the relevant Redemption Valuation Date or (ii) with respect to Automatic Redemption, the fifth Business Day following the Automatic Redemption Valuation Date.

“Redemption Valuation Date” means, (i) with respect to Redemption at the Option of the Holder, the first Valuation Date following the date on which the Holder delivers notice to the Company in compliance with the procedures under Section 3 on the face of this Security or (ii) with respect to Redemption at the Option of the Company, the tenth Valuation Date following the date on which the Company provides notice to the Holder and the Trustee, as described under Section 4 on the face of this Security; provided that, with respect to Redemption at the Option of the Holder and Redemption at the Option of the Company, if a Market Disruption Event occurs or is continuing on a Redemption Valuation Date, such Redemption Valuation Date will be the first following Trading Day on which the Calculation Agent determines that a Market Disruption Event does not occur and is not continuing. In no event, however, will a Redemption Valuation Date be postponed by more than thirty calendar days. If a Redemption Valuation Date is postponed to the last possible day, but a Market Disruption Event occurs or is continuing on that day or that day is not a Trading Day, that day will nevertheless be the Redemption Valuation Date.

“Settlement Fee” means with respect to Redemption at the Option of the Holder and Payment at Maturity, the product of 0.06% times the Asset Position on the applicable Redemption Valuation Date or the Final Valuation Date, as applicable.

“Representative Amount” means an amount that is representative for a single transaction in the relevant market at the relevant time.

“Reuters Screen LIBOR Page” means the display page designated as “LIBOR01”, or any successor or replacement page or pages, on the Thomson Reuters Eikon service, or any successor service on which London interbank rates of major banks for U.S. dollars are displayed.

“Stated Maturity Date” means April 3, 2028, unless that day is not a Business Day, in which case the Stated Maturity Date will be postponed to the next following Business Day. If the Final Valuation Date is postponed as described under

“Final Valuation Date” above, the Stated Maturity Date will be postponed by the same number of Business Day(s) from but excluding the originally scheduled Final Valuation Date to and including the actual Final Valuation Date.

“Successor Index” means any substitute index approved by the Calculation Agent as a Successor Index pursuant to Section 7.

“Trading Day” means a day on which the respective principal securities markets for all of the Index Stocks are open for trading, the Index Sponsor is open for business and the Index is calculated and published by the Index Sponsor.

“Valuation Date” means each Trading Day during the period commencing on the Initial Valuation Date and ending on the Final Valuation Date. Notwithstanding the immediately preceding sentence, if the Calculation Agent determines that a Market Disruption Event occurs or is continuing on a Redemption Valuation Date, the Automatic Redemption Valuation Date, a Loss Rebalancing Date, a Quarterly Rebalancing Date or the Final Valuation Date, such Redemption Valuation Date, Automatic Redemption Valuation Date, Loss Rebalancing Date, Quarterly Rebalancing Date or Final Valuation Date, as applicable, will be postponed as described under “Redemption Valuation Date”, “Automatic Redemption Valuation Date”, “Loss Rebalancing Date”, “Quarterly Rebalancing Date” or “Final Valuation Date” above, as applicable.

“VWAP” means, with respect to each Index Stock on any applicable Valuation Date, the sum of the quotients, calculated for each transaction on such Index Stock on the Primary Exchange during the applicable VWAP Period, of (i) the product of (a) the gross price at which such transaction is executed times (b) the relevant number of shares of the Index Stock referenced in such transaction divided by (ii) the total number of shares of the Index Stock traded on the Primary Exchange during such VWAP Period. Notwithstanding the previous sentence, in the event of a suspension of or limitation of trading in an Index Stock on its respective primary market during a part or all of the VWAP Period where such suspension or limitation does not trigger a Market Disruption Event (such suspension or limitation, an “Index Stock Disruption”), the VWAP will be calculated during the portion of the VWAP Period during which there is no such Index Stock Disruption; provided that if the Index Stock Disruption continues for the entire VWAP Period, the Calculation Agent will determine the VWAP for such Index Stock in its sole discretion and in a commercially reasonable manner.

“VWAP Period” means (i) if an Automatic Redemption Event occurs prior to 2:30 p.m., New York City time, on the Automatic Redemption Event Date, the one hour period starting thirty minutes after the Automatic Redemption Event occurs or (ii) if an Automatic Redemption Event occurs at or after 3:30 p.m., New York City time, on the Automatic Redemption Event Date, the one hour period starting at 10:00 a.m., New York City time, on the Valuation Date immediately following such Automatic Redemption Event Date.

1. Promise to Pay Principal and Interest

GS Finance Corp., a corporation duly organized and existing under the laws of the State of Delaware (hereinafter called the “Company”, which term includes any successor Person under the GSFC 2008 Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., as nominee for The Depository Trust Company, or registered assigns, as principal, the Principal Amount on the Stated Maturity Date, subject to the other provisions of this Security. The Company also promises to pay interest (to the extent that the payment of such interest shall be legally enforceable) on any overdue principal, at the effective Federal Funds rate, from the date such principal is due until it is paid or made available for payment, and any such interest shall be payable to the Holder on demand. Notwithstanding any other provision of this Security or the GSFC 2008 Indenture, this Security shall not bear interest, except as provided in the prior sentence.

2. Principal Amount

The principal of this Security that becomes due and payable on the Stated Maturity Date shall be the Principal Amount, unless an Automatic Redemption Event has previously occurred, or the Company or a Holder has elected to redeem. If this Security is previously redeemed by the Company pursuant to Section 3 on the face of this Security, the principal of this Security that becomes due and payable on the applicable Redemption Date shall be the cash the Company is obligated to pay pursuant to Section 3 on the face of this Security. If this Security is previously redeemed by the Holder pursuant to Section 4 on the face of this Security, the principal of this Security that becomes due and payable on the applicable Redemption Date shall be the cash the Company is obligated to pay pursuant to Section 4 on the face of this Security. If an Automatic Redemption Event has occurred, the principal of this Security that becomes due and payable on the applicable Redemption Date shall be the cash the Company is obligated to pay pursuant to Section 5 on the face of this Security. The principal of this Security that becomes due and payable upon acceleration of the Maturity hereof after an Event of Default has occurred pursuant to the GSFC 2008 Indenture shall be the Default Amount. When the amount that the Company is obligated to pay as set forth above in this Section 2 has been paid as provided herein (or such amount has been made available for payment), the principal of this Security shall be deemed to have been paid in full, whether or not this Security shall have been surrendered for payment or cancellation. References to the payment of the principal of this Security on any day shall be deemed to mean the payment of the cash that the Company is obligated to pay as principal on such day as provided above in this Section 2. Notwithstanding the foregoing, solely for the purpose of determining whether any consent, waiver, notice or other action to be given or taken by Holders of Securities pursuant to the GSFC 2008 Indenture has been given or taken by Holders of Outstanding Securities in the requisite aggregate principal amount, the principal amount of this Security on any day will be deemed to equal the portion of the Face Amount then Outstanding. This Security shall cease to be Outstanding as provided in the definition of such term in the GSFC 2008 Indenture or when the principal of this Security shall be deemed to have been paid in full as provided above and any interest payable on this Security has been paid (or, in the case of any such interest, when such interest has been made available for payment).

3. Redemption at the Option of the Company

The Company may elect to redeem the Outstanding Face Amount of this Security, at its option, in whole but not in part, on any Valuation Date prior to the Stated Maturity Date, for an amount in cash for each $100 Face Amount of this Security equal to the Closing Indicative Note Value on the applicable Redemption Valuation Date. If the Company exercises its early redemption right, the Company will provide notice to the Holder and the Trustee. If the Company provides the Holder a notice of redemption, the Company will redeem the entire Outstanding Face Amount of this Security. On the Redemption Date, the Company will make the payment to the Holder of record on the scheduled Business Day immediately preceding the Redemption Date, in the manner described under Section 9 on the face of this Security. The Company will not give a notice of redemption that results in a Redemption Date later than the Stated Maturity Date.

Notwithstanding the foregoing, if the Company provides a notice of redemption of this Security and thereafter an Automatic Redemption Event occurs on or prior to the applicable Redemption Valuation Date, the previously provided notice of redemption will be superseded and each $100 Face Amount of this Security will be automatically redeemed on the Redemption Date (for the automatic redemption) for an amount equal to the Automatic Redemption Note Value pursuant to the Automatic Redemption provisions under Section 5 on the Face of this Security.

4. Redemption at the Option of the Holder

(i) The Holder may elect to redeem the Outstanding Face Amount, in whole or in part, on any Valuation Date, subject to the Holder Redemption Requirements set forth below, provided that in each case the Holder must redeem at least $500,000 Outstanding Face Amount of this Security. If the Holder elects to have the Company redeem at least $500,000 Outstanding Face Amount of this Security on any Valuation Date, on the applicable Redemption Date the Company will pay, for each $100 Face Amount of this Security so redeemed, an amount in cash equal to (a) the Closing Indicative Note Value on the applicable Redemption Valuation Date minus (b) the Settlement Fee on such Redemption Valuation Date.

(ii) Holder Redemption Requirements:

(a)The Holder, or the beneficial owner of the interest in the Outstanding Face Amount of this Security to be redeemed (which beneficial owner’s interest in this Security to be redeemed at such time, together with any other beneficial owner’s interest in this Security at such time, shall not be less than $500,000 of the Outstanding Face Amount), must send a Notice of Redemption to the Company via email at gs-note-redemptions@ny.email.gs.com, with “Large Cap Growth Index-Linked ETNs due 2028, CUSIP 362273302” as the subject line, by no later than 3:00 p.m., New York City time, on any Valuation Date. The Company or its affiliate must acknowledge receipt of the Notice of Redemption on the same Business Day for it to be effective, which acknowledgment will be deemed to evidence the Company’s acceptance of the Holder’s, or such beneficial owner’s, redemption request;

(b) The Holder, or the beneficial owner of the interest in the Outstanding Face Amount of this Security to be redeemed (which beneficial owner’s interest in this Security to be redeemed at such time, together with any other beneficial owner’s interest in this Security at such time, shall not be less than $500,000 of the Outstanding Face Amount), must instruct its DTC custodian to book a delivery versus payment trade with respect to such Outstanding Face Amount on the applicable Redemption Date at a price in cash equal to (1) the Closing Indicative Note Value on the applicable Redemption Valuation Date minus (2) the Settlement Fee on such Redemption Valuation Date; and

(c) The Holder, or the beneficial owner of the interest in the Outstanding Face Amount of this Security to be redeemed (which beneficial owner’s interest in this Security to be redeemed at such time, together with any other beneficial owner’s interest in this Security at such time, shall not be less than $500,000 of the Outstanding Face Amount), must cause its DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the day on which such Outstanding Face Amount will be redeemed.

The Calculation Agent will, in its sole discretion, resolve any questions that may arise as to the validity of a Notice of Redemption or as to whether and when the Holder Redemption Requirements have been satisfied in respect of any redemption pursuant to this Section 4.

(iii) Notwithstanding the foregoing, if the Holder provides a Notice of Redemption of this Security but an Automatic Redemption Event occurs on or prior to the applicable Redemption Valuation Date, the previously provided Notice of Redemption will be superseded and each $100 Face Amount of this Security will be automatically redeemed on the Redemption Date for the automatic redemption for an amount equal to the Automatic Redemption Note Value pursuant to the Automatic Redemption provisions under Section 5 on the Face of this Security. Additionally, if the Company has provided a notice of Company redemption of this Security, any subsequent notice of Holder redemption will not be effective.

5. Automatic Redemption

If, at any time on any Valuation Date prior to the Final Valuation Date, an Automatic Redemption Event occurs this Security will be automatically redeemed, in whole but not in part. If this Security is automatically redeemed, on the applicable Redemption Date the Company will pay, for each $100 Face Amount of this Security, an amount in cash equal to the Automatic Redemption Note Value without any action on the part of the Holder. The automatic redemption of this Security pursuant to this Section 5 is herein called the “Automatic Redemption”.

For the avoidance of doubt, if an Automatic Redemption Event occurs on a Rebalancing Date, this Security will be automatically redeemed pursuant to the Automatic Redemption

Event without regard to any adjustments that would otherwise occur on such Rebalancing Date.

6. Consequences of a Market Disruption Event or a Non-Trading Day

If a Market Disruption Event occurs or is continuing on a day that would otherwise be a Redemption Valuation Date, the Automatic Redemption Valuation Date, a Loss Rebalancing Date, a Quarterly Rebalancing Date or the Final Valuation Date, as applicable, or such day is not a Trading Day, then the Redemption Valuation Date, the Automatic Redemption Valuation Date, the Loss Rebalancing Date, the Quarterly Rebalancing Date or the Final Valuation Date, as applicable, will be postponed as described under “Redemption Valuation Dates”, “Automatic Redemption Valuation Dates”, “Loss Rebalancing Date”, “Quarterly Rebalancing Date” and “Final Valuation Date” above.

If the Automatic Redemption Valuation Date is postponed as described under “Automatic Redemption Valuation Date”, the Calculation Agent in its sole discretion will determine the Automatic Redemption Index Performance Factor based on the Index VWAP Level over a one-hour period as soon as practicable after the cessation of the Market Disruption Event. If the Calculation Agent determines that the Index VWAP Level that must be used to determine the amount payable on this Security is not available on the Automatic Redemption Valuation Date because of a Market Disruption Event, a non-Trading Day or for any other reason, then the Calculation Agent will nevertheless determine the Automatic Redemption Index Performance Factor in its sole discretion.

If the Calculation Agent determines that the Closing Level of the Index that must be used to determine the amount payable on this Security is not available on a Redemption Valuation Date, the Automatic Redemption Valuation Date or the Final Valuation Date because of a Market Disruption Event, a non-Trading Day or for any other reason (other than as described under Section 7 on the face of this Security), then the Calculation Agent will nevertheless determine the level of the Index based on its assessment, and in its sole discretion, of the level of the Index on that day.

If the Calculation Agent determines that the Closing Level of the Index that must be used to determine the Rebalancing Amount is not available on a Loss Rebalancing Date or Quarterly Rebalancing Date because of a Market Disruption Event, a non-Trading Day or for any other reason (other than as described under Section 7 on the face of this Security), then the Calculation Agent will nevertheless determine the Rebalancing Amount based on its assessment, and in its sole discretion, of the level of the Index on that day.

7. Discontinuance or Modification of the Index

If the Index Sponsor discontinues publication of the Index and the Index Sponsor or any other Person or entity publishes a substitute index that the Calculation Agent determines is comparable to the Index and approves as a Successor Index, or if the Calculation Agent designates a substitute index, then the Calculation Agent will determine the amount payable on this Security by reference to such Successor Index.

If the Calculation Agent determines that the publication of the Index is discontinued and there is no Successor Index, the Calculation Agent will determine the applicable level of the Index (and, with respect to the determination of Index VWAP, the Index Divisor and the Available Float Shares) used to determine the amount payable on this Security by a computation methodology that the Calculation Agent determines will as closely as reasonably possible replicate the Index.

If the Calculation Agent determines that the Index, the Index Stocks or the method of calculating the Index is changed at any time in any respect - including any split or reverse-split of the Index and any addition, deletion or substitution and any reweighting or rebalancing of the Index or any Index Stocks and whether the change is made by the Index Sponsor under its existing policies or following a modification of those policies, is due to the publication of a Successor Index, is due to events affecting one or more of the Index Stocks or their issuers or is due to any other reason - and is not otherwise reflected in the level of the Index by the Index Sponsor pursuant to the then-current index methodology of the Index, then the Calculation Agent will be permitted (but not required) to make such adjustments in the Index or the method of its calculation as it believes are appropriate to ensure that the levels of the Index used to determine the amount payable on this Security are equitable.

All determinations and adjustments to be made by the Calculation Agent with respect to the Index may be made by the Calculation Agent in its sole discretion. The Calculation Agent is not obligated to make any such adjustments.

8. Role of Calculation Agent

The Calculation Agent, in its sole discretion, will make all determinations regarding the Index, Market Disruption Events, Business Days, Trading Days, including determining the Closing Level or Intraday Level of the Index on any Valuation Date, the 3-Month USD LIBOR Rate, whether this Security will be redeemed, the Valuation Dates, the Final Valuation Date, the Redemption Valuation Dates, the Automatic Redemption

Valuation Date, the Redemption Dates, the Stated Maturity Date and the amount payable on this Security; and all such other matters as may be specified elsewhere herein as matters to be determined by the Calculation Agent. The Calculation Agent shall make all such determinations and calculations in its sole discretion, and absent manifest error all determinations and calculations made by the Calculation Agent shall be final and binding on the Company, the Holder and all other Persons having an interest in this Security, without liability on the part of the Calculation Agent.

The Company shall take such action as shall be necessary to ensure that there is at all relevant times a financial institution serving as the Calculation Agent hereunder. The Company may, in its sole discretion at any time and from time to time, upon written notice to the Trustee, but without notice to the Holder of this Security, terminate the appointment of any Person serving as the Calculation Agent and appoint another Person (including any Affiliate of the Company) to serve as such agent. Insofar as this Security provides for the Calculation Agent to obtain closing levels or other information from any institution or other source, the Calculation Agent may do so from any source or sources of the kind contemplated or otherwise permitted hereby notwithstanding that any one or more of such sources are such agent, Affiliates of such agent or Affiliates of the Company.

9. Payment

Payment of any amount payable on this Security will be made in cash, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. Payment of cash on this Security will be made to an account designated by the Holder (in writing to the Company and the Trustee on or before the Determination Date) and acceptable to the Company or, if no such account is designated and acceptable as aforesaid, at the office or agency of the Company maintained for that purpose in The City of New York; provided, however, that, at the option of the Company, payment of any interest may be made by check mailed to the address of the Holder entitled thereto as such address shall appear in the Security Register; and provided, further, that payment at Maturity shall be made only upon surrender of this Security at such office or agency (unless the Company waives surrender). Notwithstanding the foregoing, if this Security is a Global Security, any payment may be made pursuant to the Applicable Procedures of the Depositary as permitted in the GSFC 2008 Indenture. The Holder of this Security shall not be entitled under the terms of this Security to receive, in payment hereof, any property other than cash.

10. Holidays

Notwithstanding any provision of this Security or of the GSFC 2008 Indenture, if any payment of principal or interest would otherwise be due on this Security on a day (the “Specified Day”) that is not a Business Day, such payment may be made (or such principal or interest may be made available for payment) on the next succeeding Business Day with the same force and effect as if such payment were made on the Specified Day. The provisions of this Section 10 shall apply to this Security in lieu of the provisions of Section 1.13 of the GSFC 2008 Indenture.

11. Reverse of this Security

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

12. Certificate of Authentication

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the GSFC 2008 Indenture or be valid or obligatory for any purpose.

13. Tax Characterization

By its purchase of this Security, the Holder, on behalf of itself and any other Person having a beneficial interest in this Security, hereby agrees with the Company (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to characterize this Security for all U.S. federal income tax purposes as a pre-paid derivative contract in respect of the Index.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated: April 3, 2018

GS FINANCE CORP.

By:
Name: Title: Treasury Signatory

This is one of the Securities of the series designated herein and referred to in the GSFC 2008 Indenture.

Dated: April 3, 2018

THE BANK OF NEW YORK MELLON, as Trustee

By:
Authorized Signatory

(End of Face of Security)

GUARANTEE

Capitalized terms used in this Guarantee that are not defined herein but that are defined in the Security upon which this Guarantee is endorsed or the GSFC 2008 Indenture referred to in such Security are used herein as defined therein.

The Goldman Sachs Group, Inc., a corporation organized under the laws of the State of Delaware (herein called the “Guarantor”, which term includes any successor Person under the GSFC 2008 Indenture), for value received, hereby fully and unconditionally guarantees to the Holder of the Security upon which this Guarantee is endorsed, the due and punctual payment of the principal of, and premium, if any, and interest, if any, on such Security when and as the same shall become due and payable, whether at the Stated Maturity, by declaration of acceleration, call for redemption or otherwise, in accordance with the terms of such Security and of the GSFC 2008 Indenture. In case of the failure of the Company punctually to make any such payment, the Guarantor hereby agrees to cause such payment to be made punctually when and as the same shall become due and payable, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise, and as if such payment were made by the Company.

The Guarantor hereby agrees that its obligations hereunder shall be absolute and unconditional irrespective of, and shall be unaffected by, any invalidity, irregularity or unenforceability of such Security or the GSFC 2008 Indenture, any failure to enforce the provisions of such Security or the GSFC 2008 Indenture, or any waiver, modification or indulgence granted to the Company with respect thereto, by the Holder of such Security or the Trustee or any other circumstance which may otherwise constitute a legal or equitable discharge or defense of a surety or guarantor; provided, however, that notwithstanding the foregoing, no such waiver, modification or indulgence shall, without the consent of the Guarantor, increase the principal amount of such Security, or increase the interest rate thereon, change any redemption provisions thereof (including any change to increase any premium payable upon redemption thereof) or change the Stated Maturity of any payment thereon.

The Guarantor hereby waives the benefits of diligence, presentment, demand for payment, any requirement that the Trustee or the Holder of such Security exhaust any right or take any action against the Company or any other Person, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest or notice with respect to such Security or the indebtedness evidenced thereby and all demands whatsoever, and covenants that this Guarantee will not be discharged in respect of such Security except by complete performance of the obligations contained in such Security and in this Guarantee. This Guarantee shall constitute a guaranty of payment and not of collection.

The Guarantor hereby agrees that, in the event of a default in payment of principal, or premium, if any, or interest, if any, on such Security, whether at its Stated Maturity, by declaration of acceleration, call for redemption or otherwise, legal proceedings may be instituted by the Trustee on behalf of, or by, the Holder of such Security, subject to the terms and conditions set forth in the GSFC 2008 Indenture, directly against the Guarantor to enforce this Guarantee without first proceeding against the Company.

The obligations of the Guarantor hereunder with respect to such Security shall be continuing and irrevocable until the date upon which the entire principal of, premium, if any, and interest, if any, on such Security has been, or has been deemed pursuant to the provisions of Article Four of the GSFC 2008 Indenture to have been, paid in full or otherwise discharged.

The Guarantor shall be subrogated to all rights of the Holder of such Security upon which this Guarantee is endorsed against the Company in respect of any amounts paid by the Guarantor on account of such Security pursuant to the provisions of this Guarantee or the GSFC 2008 Indenture; provided, however, that the Guarantor shall not be entitled to enforce or to receive any payments arising out of, or based upon, such right of subrogation until the principal of, and premium, if any, and interest, if any, on all Securities issued under the GSFC 2008 Indenture shall have been paid in full.

This Guarantee shall remain in full force and effect and continue notwithstanding any petition filed by or against the Company for liquidation or reorganization, the Company becoming insolvent or making an assignment for the benefit of creditors or a receiver or trustee being appointed for all or any significant part of the Company’s assets, and shall, to the fullest extent permitted by law, continue to be effective or reinstated, as the case may be, if at any time payment of the Security upon which this Guarantee is endorsed, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by the Holder of such Security, whether as a “voidable preference,” “fraudulent transfer,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned on such

Security, such Security shall, to the fullest extent permitted by law, be reinstated and deemed paid only by such amount paid and not so rescinded, reduced, restored or returned.

This Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication of the Security upon which this Guarantee is endorsed shall have been manually executed by or on behalf of the Trustee under the GSFC 2008 Indenture.

All terms used in this Guarantee which are defined in the GSFC 2008 Indenture shall have the meanings assigned to them in such GSFC 2008 Indenture.

This Guarantee shall be deemed to be a contract made under the laws of the State of New York, and for all purposes shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the Guarantor has caused this Guarantee to be duly executed.

Dated: April 3, 2018

THE GOLDMAN SACHS GROUP, INC.

By:
Name:
Title: Attorney-in-Fact

(Reverse of Security)

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”) issued and to be issued in one or more series under a Senior Debt Indenture, dated as of October 10, 2008 (herein called the “GSFC 2008 Indenture”, which term shall have the meaning assigned to the term “Indenture” in such instrument), as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among the Company, as Issuer, The Goldman Sachs Group, Inc., as Guarantor (herein called the “Guarantor”, which term includes any successor guarantor under the GSFC 2008 Indenture), and The Bank of New York Mellon, as Trustee (herein called the “Trustee”, which term includes any successor trustee under the GSFC 2008 Indenture), and reference is hereby made to the GSFC 2008 Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Guarantor, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. Insofar as the provisions of the GSFC 2008 Indenture may conflict with the provisions set forth on the face of this Security, the latter shall control for purposes of this Security.

This Security is one of the series designated on the face hereof, limited to an aggregate principal amount as shall be determined and may be increased from time to time by the Company(or the equivalent thereof in any other currency or currencies or currency units). References herein to “this series” mean the series of Securities designated on the face hereof.

The GSFC 2008 Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the Guarantor and the rights of the Holders of the Securities to be affected under the GSFC 2008 Indenture at any time by the Company, the Guarantor and the Trustee with the consent of the Holders of a majority in principal amount of all Securities at the time Outstanding to be affected, considered together as one class for this purpose (such Securities to be affected may be Securities of the same or different series and, with respect to any series, may comprise fewer than all the Securities of such series). The GSFC 2008 Indenture also contains provisions (i)permitting the Holders of a majority in principal amount of the Securities at the time Outstanding to be affected under the GSFC 2008 Indenture, considered together as one class for this purpose (such affected Securities may be Securities of the same or different series and, with respect to any particular series, may comprise fewer than all the Securities of such series), on behalf of the

Holders of all Securities so affected, to waive compliance by the Company or the Guarantor with certain provisions of the GSFC 2008 Indenture and (ii) permitting the Holders of a majority in principal amount of the Securities of any series at the time Outstanding to be affected under the GSFC 2008 Indenture (with each such series considered separately for this purpose), on behalf of the Holders of all Securities of such series, to waive certain past defaults under the GSFC 2008 Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the GSFC 2008 Indenture and, with respect to this Security, on the face hereof.

As provided in and subject to the provisions of the GSFC 2008 Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the GSFC 2008 Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee indemnity reasonably satisfactory to it, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

If so provided pursuant to the terms of any specific Securities, the above-referenced provisions of the GSFC 2008 Indenture regarding the ability of Holders to waive certain defaults, or to request the Trustee to institute proceedings (or to give the Trustee other directions) in respect thereof, may be applied differently with regard to such Securities.

No reference herein to the GSFC 2008 Indenture and no provision of this Security or of the GSFC 2008 Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed, or alter or impair the obligation of the Guarantor, which is unconditional, to pay pursuant to the Guarantee endorsed hereupon.

As provided in the GSFC 2008 Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his or her attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of Authorized Denominations, and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

This Security and any Security issued in exchange for or in lieu of this Security are issuable only in registered form without coupons in Authorized Denominations.

As provided in the GSFC 2008 Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different Authorized Denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Guarantor, the Trustee and any agent of the Company, the Guarantor, or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Guarantor, the Trustee nor any such agent shall be affected by notice to the contrary.

This Security is a Global Security and is subject to the provisions of the GSFC 2008 Indenture relating to the Global Securities, including the limitations in Section 3.05 thereof on transfers and exchanges of Global Securities.

This Security and the GSFC 2008 Indenture shall be governed by and construed in accordance with the laws of the State of New York.